Exhibit 10.1
     THIS TERMINATION AGREEMENT is made as of April 13, 2007 (the “Agreement”) between THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., formerly known as THE BANK OF TOKYO-MITSUBISHI, LTD. (the “Bank”) and THE TALBOTS, INC. (the “Borrower”).
WITNESSETH
     WHEREAS, the Bank and the Borrower have entered into that certain Credit Agreement (as the same has been amended from time to time, the “Credit Agreement”) dated as of April 17, 1998, pursuant to which the Bank made available to the Borrower a discretionary revolving credit facility of up to $12,000,000 (the “Credit Facility”).
     WHEREAS, the Borrower has requested that the Bank terminate the Credit Facility, and the Bank is willing to terminate the Credit Facility upon the terms and conditions set forth herein.
     NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), the parties hereto agree as follows:
     Section 1. Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the same meanings attributed thereto in the Credit Agreement.
     Section 2. Termination. The parties hereby agree that the Credit Agreement (and the Credit Facility provided thereunder) shall be terminated as of the Effective Date (as hereinafter defined). Such termination shall not effect any obligations of the Borrower or the Bank under the Credit Agreement as to matters arising prior to such Effective Date. Any costs due to the Bank for the period prior to the Effective Date shall be promptly invoiced by the Bank to the Borrower and paid thereby. Notwithstanding anything contained herein to the contrary, this Agreement shall not impair or terminate the rights and obligations of the respective parties under the Credit Agreement to the extent those rights and obligations expressly survive the termination of the Credit Agreement or any documents related therewith.
     Section 3.Effectiveness. This Agreement shall become effective as of April 13, 2007 (the “Effective Date”) upon payment by the Borrower to the Bank in no later than 1:00 p.m. (New York time) of an amount equal to $12,380,076.67 which represents the outstanding principal amount, interest and all other costs (including funding loss, if any) under the Credit Facility as of April 13, 2007. The Borrower agrees and acknowledges that the Borrower shall repay the loan currently outstanding under the Credit Facility in the aggregate principal amount of $12,000,000 out of the proceeds of a term loan to be extended to the Borrower by the Bank pursuant to that certain credit agreement dated as of March 28, 2007 (the “Refinance Agreement”). The Borrower further acknowledges and agrees that such payment (together with the prepayment of the loan currently outstanding from Bank of Tokyo-Mitsubishi UFJ Trust Company in the principal amount of $8,000,000) shall constitute the making of the Term Loan to the Borrower under the Refinance Agreement.

     Section 4. Miscellaneous.
     A. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     B. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
acting through its New York Branch

By	/s/ Ryoichi Shinke

Name: Ryoichi Shinke
Title: SVP & Manager

THE TALBOTS, INC.

By	/s/ Edward L. Larsen

Name: Edward L. Larsen
Title: Senior Vice President, Finance
Chief Financial Officer and Treasurer